Exhibit 99.1

GUESS?, INC. REPORTS SECOND QUARTER RESULTS

Q2 Fiscal 2015 EPS of $0.26, Compared to Adjusted EPS of $0.52 and GAAP EPS of $0.47 in Q2 Fiscal 2014

Q2 Fiscal 2015 Revenues Decreased 5% to $609 Million; Decreased 6% in Constant Currency

Provides Q3 Fiscal 2015 EPS Guidance in the Range of $0.15 to $0.20

Updates Full Year EPS Guidance to a Range of $1.05 to $1.20

LOS ANGELES, August 27, 2014 - Guess?, Inc. (NYSE: GES) today reported financial results for its second quarter ended August 2, 2014.

Second Quarter Fiscal 2015 Highlights

•	North American Retail revenues decreased 4%; retail comp sales including e-commerce decreased 5% in U.S. dollars and 4% in constant currency

•	European revenues decreased 6% in U.S. dollars and 9% in local currency

•	Asian revenues decreased 2% in U.S. dollars and 8% in constant currency

•	North American Wholesale revenues decreased 8% in U.S. dollars and 6% in constant currency

•	Adjusted operating earnings decreased 55%; GAAP operating earnings decreased 51%

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of restructuring charges (and related taxes where applicable) recorded during the prior-year first and second quarters. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Second Quarter Fiscal 2015 Results

For the second quarter of fiscal 2015, the Company recorded net earnings of $22.0 million, a 50.5% decrease compared to adjusted net earnings of $44.3 million for the second quarter of fiscal 2014. Diluted earnings per share decreased 50.0% to $0.26, compared to adjusted diluted earnings per share of $0.52 for the prior-year quarter. The prior-year adjusted net earnings excluded restructuring charges of $6.1 million ($4.4 million net of taxes). On a GAAP basis, prior-year second quarter net earnings were $39.9 million and diluted earnings per share totaled $0.47, including an unfavorable $0.05 after-tax impact from the restructuring charges.

Paul Marciano, Chief Executive Officer, commented, “Overall second quarter earnings were consistent with our expectations but were short of our operational goals due to a soft environment in North America, where traffic and promotional activity have continued to put our brick and mortar stores under pressure. However, we are encouraged by our North American e-commerce business which grew by almost 50% in the second quarter. So far in the third quarter, our Fall collection in North American Retail has not seen the traction with the consumer that we were expecting and we have adjusted our expectations for the back-half of the year accordingly.”

Mr. Marciano continued, “As always, we go back to our roots and to what we can control. We are consolidating our organization in North America, making it more efficient and more focused on our long-term goals. In addition, we are continuing to rationalize our North America store portfolio and also have the flexibility to further optimize our retail footprint in the coming years. Finally, we will continue to protect our most valuable asset, the Guess brand, and will remain focused on delivering great products to our customers.”

Total net revenue for the second quarter of fiscal 2015 decreased 4.8% to $608.6 million, from $639.0 million in the prior-year quarter. In constant currency, total net revenue decreased 6.3%.

•
The Company’s retail stores and e-commerce sites in North America generated revenue of $244.0 million in the second quarter of fiscal 2015, a 4.1% decrease from $254.3 million in the same period a year ago. Comparable store sales including the results of our e-commerce sites for the second quarter of fiscal 2015 decreased 5.4% in U.S. dollars and 4.4% in constant currency compared to the same period a year ago. The Company directly operated 488 retail stores in the United States and Canada at the end of the second quarter of fiscal 2015 versus 507 retail stores a year earlier.

•
Net revenue from the Company’s Europe segment decreased 6.0% to $235.3 million in the second quarter of fiscal 2015, from $250.4 million in the prior-year period. In local currency, net revenue decreased 9.5%.

•
Net revenue from the Company’s Asia segment decreased 2.4% to $64.3 million in the second quarter of fiscal 2015, from $65.9 million in the prior-year period. In constant currency, net revenue decreased 8.5%.

•
Net revenue from the Company’s North American Wholesale segment decreased 7.5% to $38.3 million in the second quarter of fiscal 2015, from $41.4 million in the prior-year period. In constant currency, net revenue decreased 6.2%.

•	Licensing segment net revenue decreased 1.2% to $26.8 million in the second quarter of fiscal 2015, from $27.1 million in the prior-year period.

Operating earnings for the second quarter of fiscal 2015 decreased 55.4% to $29.9 million (including a $0.9 million favorable currency translation impact), from adjusted operating earnings of $66.9 million in the prior-year period. Operating margin in the second quarter decreased 560 basis points to 4.9%, compared to adjusted operating margin of 10.5% in the prior-year quarter. The lower operating margin primarily reflects the negative impact on the Company’s fixed cost structure from negative same store sales in North America and lower wholesale shipments in Europe and more markdowns in North America and Europe. On a GAAP basis, operating earnings decreased 50.9% and operating margin decreased 460 basis points.

Other net income, which primarily includes net unrealized and realized mark-to-market gains on foreign currency contracts and net unrealized gains on non-operating assets, was $4.8 million for the second quarter of fiscal 2015, compared to other net expense of $0.1 million in the prior-year quarter.

The Company’s second quarter fiscal 2015 effective tax rate increased to 34.8%, compared to 33.0% for the second quarter of the prior year.

Six-Month Period Results

Net earnings for the six months ended August 2, 2014 were $19.9 million, a decrease of 64.6% compared to adjusted net earnings of $56.0 million for the six months ended August 3, 2013. Diluted earnings per share decreased 65.2% to $0.23, compared to adjusted diluted earnings per share of $0.66 for the prior-year period. The prior-year adjusted net earnings excluded restructuring charges of $8.5 million ($6.2 million net of taxes). On a GAAP basis, net earnings for the six months ended August 3, 2013 were $49.8 million and diluted earnings per share totaled $0.58, including an unfavorable $0.08 after-tax impact from the restructuring charges.

Total net revenue for the first six months of fiscal 2015 decreased 4.8% to $1.13 billion, from $1.19 billion in the prior-year period. In constant currency, total net revenue decreased 5.9%.

•
The Company’s retail stores and e-commerce sites in North America generated revenue of $472.3 million in the first six months of fiscal 2015, a 4.1% decrease from $492.6 million in the same period a year ago. Comparable store sales including the results of our e-commerce sites for the six months ended August 2, 2014 decreased 4.9% in U.S. dollars and 3.6% in constant currency compared to the same period a year ago.

•
Net revenue from the Company’s Europe segment decreased 5.1% to $394.4 million in the first six months of fiscal 2015, from $415.8 million in the prior-year period. In local currency, net revenue decreased 8.9%.

•
Net revenue from the Company’s Asia segment decreased 1.9% to $134.4 million in the first six months of fiscal 2015, from $137.0 million in the prior-year period. In constant currency, net revenue decreased 6.3%.

•
Net revenue from the Company’s North American Wholesale segment decreased 9.0% to $77.6 million in the first six months of fiscal 2015, from $85.2 million in the prior-year period. In constant currency, net revenue decreased 7.0%.

•	Licensing segment net revenue decreased 8.7% to $52.4 million in the first six months of fiscal 2015, from $57.4 million in the prior-year period.

Operating earnings for the first six months of fiscal 2015 decreased 65.4% to $27.9 million (including a $0.6 million favorable currency translation impact), from adjusted operating earnings of $80.6 million in the prior-year period. Operating margin in the first six months of fiscal 2015 decreased 430 basis points to 2.5%, compared to adjusted operating margin of 6.8% in the prior-year period. The lower operating margin primarily reflects the negative impact on the Company’s fixed cost structure from negative same store sales in North America and lower wholesale shipments in Europe and more markdowns in North America and Europe. On a GAAP basis, operating earnings decreased 61.3% and operating margin decreased 360 basis points.

Other net income, which primarily includes net unrealized gains on non-operating assets and net unrealized mark-to-market gains on foreign currency contracts, was $3.6 million for the first six months of fiscal 2015, compared to $5.3 million in the prior-year period.

The Company’s effective tax rate was 35.1% for the first six months of fiscal 2015, compared to 33.0% in the prior-year period.

Outlook

The Company’s expectations for the third quarter of fiscal 2015 ending November 1, 2014, are as follows:

•	Consolidated net revenues are expected to range from $590 million to $600 million.

•	Operating margin is expected to be between 3.5% and 4.5%.

•	Diluted earnings per share are expected to be in the range of $0.15 to $0.20.

The Company updated its outlook for the fiscal year ending January 31, 2015, which is now as follows:

•	Consolidated net revenues are expected to range from $2.44 billion to $2.48 billion.

•	Operating margin is expected to be between 5.5% and 6.0%.

•	Diluted earnings per share are expected to be in the range of $1.05 to $1.20.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on September 26, 2014 to shareholders of record at the close of business on September 10, 2014.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as “adjusted” results (to exclude the impact of restructuring charges incurred during the prior-year first and second quarters), constant currency financial information and free cash flow measures. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded restructuring charges, and related tax impact, incurred during the prior-year first and second quarters from its adjusted financial measures primarily because it does not believe such charges reflect the Company’s ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company’s operating results when reviewed in conjunction with the Company’s GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flows is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on August 27, 2014 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of August 2, 2014, the Company directly operated 488 retail stores in the United States and Canada and 349 retail stores in Europe, Asia and Latin America. The Company’s licensees and distributors operated an additional 848 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects and strategic initiatives, as well as guidance for the third quarter and full year of fiscal 2015, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and respond to consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully implement plans for cost savings; unexpected obligations arising from new or existing litigation, tax and other regulatory proceedings; adjustments identified from subsequent events arising after issuance of this release; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and economic and market conditions in Eastern Europe, Southern Europe and China. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Six Months Ended
	August 2, 2014		August 3, 2013		August 2, 2014		August 3, 2013
	$	%	$	%	$	%	$	%

Product sales	$581,779	95.6%	$611,894	95.8%	$1,078,707	95.4%	$1,130,558	95.2%
Net royalties	26,792	4.4%	27,118	4.2%	52,405	4.6%	57,368	4.8%
Net revenue	608,571	100.0%	639,012	100.0%	1,131,112	100.0%	1,187,926	100.0%

Cost of product sales	391,794	64.4%	390,480	61.1%	738,104	65.3%	741,968	62.5%

Gross profit	216,777	35.6%	248,532	38.9%	393,008	34.7%	445,958	37.5%

Selling, general and administrative expenses	186,919	30.7%	181,623	28.4%	365,127	32.2%	365,387	30.7%
Restructuring charges	—	—%	6,129	1.0%	—	—%	8,466	0.7%

Earnings from operations	29,858	4.9%	60,780	9.5%	27,881	2.5%	72,105	6.1%

Other income (expense):
Interest expense	(772)	(0.1%)	(365)	(0.1%)	(1,297)	(0.1%)	(914)	(0.1%)
Interest income	320	0.1%	475	0.1%	725	0.1%	809	0.1%
Other, net	4,766	0.7%	(139)	(0.0%)	3,647	0.2%	5,318	0.4%

Earnings before income taxes	34,172	5.6%	60,751	9.5%	30,956	2.7%	77,318	6.5%

Income tax expense	11,900	1.9%	20,048	3.1%	10,871	0.9%	25,515	2.1%

Net earnings	22,272	3.7%	40,703	6.4%	20,085	1.8%	51,803	4.4%

Net earnings attributable to noncontrolling interests	318	0.1%	837	0.2%	232	0.0%	2,021	0.2%

Net earnings attributable to Guess?, Inc.	$21,954	3.6%	$39,866	6.2%	$19,853	1.8%	$49,782	4.2%

Net earnings per common share attributable to common stockholders:

Basic	$0.26		$0.47		$0.23		$0.59
Diluted	$0.26		$0.47		$0.23		$0.58

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,573		84,080		84,536		84,331
Diluted	84,799		84,347		84,765		84,563

Adjusted earnings from operations [1]:			$66,909	10.5%			$80,571	6.8%

Adjusted net earnings attributable to Guess?, Inc. [1]:			$44,310	6.9%			$56,004	4.7%

Adjusted diluted earnings per common share attributable to common stockholders [1]:			$0.52				$0.66

Notes:
1
The adjusted results reflect the exclusion of restructuring charges (and related taxes where applicable) recorded during the three and six months ended August 3, 2013. No adjustments have been made to the current-year periods. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations and reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. for the three and six months ended August 3, 2013.

	Three Months Ended		Six Months Ended
	August 3, 2013		August 3, 2013
		% of		% of
	$	Revenues	$	Revenues

Reported GAAP earnings from operations	$60,780	9.5%	$72,105	6.1%
Restructuring charges [1]	6,129		8,466

Adjusted earnings from operations	$66,909	10.5%	$80,571	6.8%

Reported GAAP net earnings attributable to Guess?, Inc.	$39,866	6.2%	$49,782	4.2%

Restructuring charges [1]	6,129		8,466
Income tax adjustments [2]	(1,685)		(2,244)
Total adjustments affecting net earnings attributable to Guess?, Inc.	4,444		6,222

Adjusted net earnings attributable to Guess?, Inc.	$44,310	6.9%	$56,004	4.7%

Adjusted diluted earnings per common share attributable to common stockholders:	$0.52		$0.66

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,080		84,331
Diluted	84,347		84,563

Notes:
1
During the first quarter of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses in both Europe and North America. During the second quarter of fiscal 2014, the Company expanded these plans to include the consolidation and streamlining of its operations in Europe and Asia. These plans resulted in the restructuring charges incurred during the three and six months ended August 3, 2013. No adjustments have been made to the same current-year periods.

2	The income tax effect of the restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charges were incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 2,	August 3,	%	August 2,	August 3,	%
	2014	2013	chg	2014	2013	chg

Net revenue:
North American Retail	$244,000	$254,313	(4%)	$472,344	$492,624	(4%)
Europe	235,260	250,372	(6%)	394,418	415,764	(5%)
Asia	64,267	65,852	(2%)	134,385	136,984	(2%)
North American Wholesale	38,252	41,357	(8%)	77,560	85,186	(9%)
Licensing	26,792	27,118	(1%)	52,405	57,368	(9%)
	$608,571	$639,012	(5%)	$1,131,112	$1,187,926	(5%)

Earnings (loss) from operations:
North American Retail	$(4,662)	$10,390	(145%)	$(13,061)	$6,157	(312%)
Europe	24,513	39,275	(38%)	17,881	34,057	(47%)
Asia	2,264	5,039	(55%)	5,617	12,003	(53%)
North American Wholesale	5,167	8,478	(39%)	12,920	17,127	(25%)
Licensing	24,909	25,101	(1%)	47,630	51,305	(7%)
Corporate Overhead	(22,333)	(21,374)	4%	(43,106)	(40,078)	8%
Restructuring Charges	—	(6,129)		—	(8,466)
	$29,858	$60,780	(51%)	$27,881	$72,105	(61%)

Operating margins:
North American Retail	(1.9%)	4.1%		(2.8%)	1.2%
Europe	10.4%	15.7%		4.5%	8.2%
Asia	3.5%	7.7%		4.2%	8.8%
North American Wholesale	13.5%	20.5%		16.7%	20.1%
Licensing	93.0%	92.6%		90.9%	89.4%

Total Company before restructuring charges	4.9%	10.5%		2.5%	6.8%
Total Company including restructuring charges	4.9%	9.5%		2.5%	6.1%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	August 2,	February 1,	August 3,
	2014	2014	2013

ASSETS

Cash and cash equivalents	$461,519	$502,945	$343,725

Short-term investments	5,019	5,123	5,022

Receivables, net	233,906	276,565	271,826

Inventories	392,387	350,899	400,141

Other current assets	109,475	80,554	108,381

Property and equipment, net	309,155	324,606	341,378

Other assets	228,958	223,739	210,530

Total Assets	$1,740,419	$1,764,431	$1,681,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$1,997	$4,160	$3,015

Other current liabilities	358,169	365,865	369,592

Capital lease obligations and other long-term debt	6,735	7,580	7,210

Other long-term liabilities	204,739	211,010	207,520

Redeemable and nonredeemable noncontrolling interests	21,289	21,302	19,684

Guess?, Inc. stockholders’ equity	1,147,490	1,154,514	1,073,982

Total Liabilities and Stockholders’ Equity	$1,740,419	$1,764,431	$1,681,003

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Six Months Ended
	August 2,	August 3,
	2014	2013

Net cash provided by operating activities	$30,363	$102,167

Net cash used in investing activities	(32,550)	(30,000)

Net cash used in financing activities	(40,622)	(51,906)

Effect of exchange rates on cash	1,383	(5,557)

Net change in cash and cash equivalents	(41,426)	14,704

Cash and cash equivalents at the beginning of the year	502,945	329,021

Cash and cash equivalents at the end of the period	$461,519	$343,725

Supplemental information:

Depreciation and amortization	$42,654	$44,308

Rent	$142,996	$138,150

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Six Months Ended
	August 2,	August 3,
	2014	2013

Net cash provided by operating activities	$30,363	$102,167

Less: Purchases of property and equipment	(32,316)	(40,445)

Free cash flow	$(1,953)	$61,722

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of August 2, 2014		As of August 3, 2013
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	488	488	507	507

	Europe and the Middle East	615	264	632	257

	Asia	495	46	474	49

	Central and South America	87	39	86	32

		1,685	837	1,699	845

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Six Months Ended
	August 2,	August 3,
	2014	2013

Number of stores at the beginning of the year	494	512

Store openings	5	5

Store closures	(11)	(10)

Number of stores at the end of the period	488	507

Total store square footage at the end of the period	2,316,000	2,363,000

Guess?, Inc. and Subsidiaries
North American Retail Net Revenue
(dollars in thousands)

	Three Months Ended			Six Months Ended
	August 2,	August 3,	%	August 2,	August 3,	%
	2014	2013	chg	2014	2013	chg
Net revenue:

Retail stores	$228,825	$244,043	(6.2%)	$441,172	$471,629	(6.5%)

E-commerce sites	15,175	10,270	47.8%	31,172	20,995	48.5%

Total	$244,000	$254,313	(4.1%)	$472,344	$492,624	(4.1%)

Guess?, Inc. and Subsidiaries
Retail Store Change in Comparable Store Sales
U.S. and Canada

	Three Months Ended		Six Months Ended
	August 2, 2014		August 2, 2014
	U.S. Dollars	Constant Currency	U.S. Dollars	Constant Currency

Excluding e-commerce sales	(8.1%)	(7.1%)	(7.6%)	(6.3%)

Impact of e-commerce sales	2.7%	2.7%	2.7%	2.7%

Including e-commerce sales	(5.4%)	(4.4%)	(4.9%)	(3.6%)